EXHIBIT 99.1

                                   AGREEMENT

     AGREEMENT, dated as of 24 March, 2000 (the "Agreement") between and among TeleHubLink Corporation, a Delaware corporation ("THLC"), and COMSEC Solutions, LLC. ("COMSEC") a Pennsylvania Limited Liability Corporation located at 131 Richland Road, Carlisle, PA 17013 and Randall K. Nichols as "the Member" of COMSEC residing at 131 Richland Road, Carlisle, PA 17013.

                                  WITNESSETH

     WHEREAS, Randall K. Nichols is the owner of a one-hundred percent (100%) Membership interest in COMSEC; and

     WHEREAS, COMSEC has been engaged in a Consulting Agreement, pursuant to which COMSEC is providing THLC with certain consulting services in the field of advanced ultra-secure signal processing technology for THLC's benefit.

     WHEREAS, THLC is developing advanced ultra-secure signal processing technology for wireless and Internet communications as well as other data transmissions (the "Business"); and

     WHEREAS, THLC wishes to acquire all of the COMSEC Membership interest from the Member in a transaction qualifying as a reorganization under (S)368(a)(1)(B) of the Internal Revenue Code, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1.  Transfer of COMSEC Membership

     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 8 hereof) the Member shall sell, convey, assign, transfer and deliver to THLC the COMSEC Membership interest, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever.

     2.  Consideration

         2.1 Transfer. Subject to Section 2.2 below, the purchase price (the "Purchase Price") for the purchase of the COMSEC Membership interest by THLC shall be an aggregate of 100,000 unregistered shares (the "Stock Consideration") of the common stock, $.01 par value, of THLC ("THLC Common Stock").

         2.2 Payment of Taxes upon Transfer of Business. It is the presumption of the parties that the transfer of the COMSEC Membership interest for THLC stock will qualify as a tax-free B reorganization. The Member shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes and any and all filing, recording, registration and similar fees arising out of the transactions contemplated by this Agreement. THLC shall pay all filing, recording, registration and similar fees arising out of the issuance of the THLC Common Stock.

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     3.  Representations and Warranties as to COMSEC. The Member and COMSEC,
severally, represent and warrant to THLC as follows:

         3.1 Organizations, Standing and Power. COMSEC is a Limited Liability Company duly organized, validly existing and in good standing under the laws of Pennsylvania, with full power and authority to: (a) own, lease and operate its properties; (b) carry on the Business as currently conducted by it; and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant to hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by COMSEC, or the conduct of the Business makes it necessary for COMSEC to qualify to do business as a foreign corporation or company. True and complete copies of the Certificate of Organization of COMSEC Solutions, LLC, and all amendments thereof, and of the Management Operating Agreement of COMSEC, as amended to date, have heretofore been furnished to THLC. COMSEC's minute books made available to THLC contain accurate records of all meetings and other actions of COMSEC's Members and Managers.

         3.2 Capitalization. The authorized capital stock of COMSEC consists of: one (1) Membership interest comprising one hundred percent (100%) ownership of COMSEC. The COMSEC Membership interest is duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2 sets forth a true and complete list of the sole holder of COMSEC Membership interests. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the Membership interest of COMSEC or obligating COMSEC to issue or sell any Membership interest or other equity interests in COMSEC. There is no personal liability, and there are no preemptive rights with regard to the Membership interest in COMSEC. There are no outstanding contractual obligations or other commitments or arrangements of COMSEC to: (a) repurchase, redeem or otherwise acquire any Membership interest in COMSEC (or any interest therein); or (b) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity; or (c) issue or distribute to any person any Membership interest in COMSEC; or (d) issue or distribute to the holder of the membership interest in COMSEC any evidences of indebtedness or assets of COMSEC. All of the outstanding securities of COMSEC have been issued and sold by COMSEC in full compliance with applicable federal and state securities laws.

         3.3 Ownership of COMSEC Membership Interest. The Member has good and marketable title to all of the issued and outstanding Membership interest in COMSEC, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (the "Liens"), and on the Closing Date will own all of such Membership interest in COMSEC, free and clear of any and all Liens.

         3.4  Interests in Other Entities.

             (a) There are no direct or indirect subsidiaries of COMSEC.

         3.5 Authority. The execution and delivery of COMSEC of this agreement and each of the agreements to be executed and delivered by COMSEC pursuant hereto (collectively, the "COMSEC Documents"), the performance by COMSEC of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of COMSEC and COMSEC has all necessary power and authority with respect thereto. The Member has all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by him pursuant

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hereto (collectively, the "Member Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement is, and when executed and delivered by COMSEC and the Member, and each of the other agreements to be delivered by either of them pursuant hereto will be, valid and binding obligations of COMSEC and the Member, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     3.6 Noncontravention. Neither the execution and delivery by COMSEC or the Member of this Agreement or of any other COMSEC Documents or Member Documents to be executed and delivered by either or of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or any of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Certificate of Organization, Management Operating Agreement or other constituent documents of COMSEC, each as amended to date; or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or any of them is a party or by which either or any of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument; or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or any of them; or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of COMSEC ("the "Assets") or the COMSEC Membership interest; or (e) interfere with or otherwise adversely affect the ability of THLC or COMSEC to carry on the Business after the Closing Date on substantially the same basis as is now conducted by COMSEC.

     3.7 Absence of Undisclosed Liabilities. COMSEC has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise (including without limitation, liabilities or obligations for any taxes, governmental assessments, duties or any related liabilities, penalties or fines) not previously disclosed to THLC or adequately reserved for on its balance sheet.

     3.8 Absence of Charges. Since February 29, 2000, there have not been: (a) any adverse change (other than as is normal in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of COMSEC (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance); (b) any waivers by COMSEC of any right, or cancellation of any debt or claim, of substantial value; (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the COMSEC Membership interest; or (d) any changes in the accounting principles or methods which are utilized by COMSEC.

     3.9 Litigation. There are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of COMSEC and the Member, threatened, against or relating to COMSEC or the Member, the transactions contemplated hereby or any of the Assets, and there is no valid basis for any such matters. There are no judgments, orders, stipulations, injunctions, decrees, or awards in effect which relate to COMSEC, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is: (a) to limit,

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restrict, regulate, enjoin or prohibit any business, or (b) otherwise adverse to the Business, any of the Assets or the COMSEC Membership interest.

     3.10 No Violation of Law. COMSEC is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to COMSEC, the Business or any of the Assets.

     3.11 Properties. COMSEC neither owns nor leases any real property. All equipment which is utilized in the Business, or is material to the condition (financial or otherwise) of COMSEC is owned or leased by COMSEC and is in good operating condition and repair (ordinary wear and tear excepted), and is adequate and suitable for the purposes for which they are used. THLC recognizes that the computing laboratory currently used by COMSEC in its business is located in and is part of the residence belonging to Randall K. Nichols and Elizabeth Montine Nichols, and agrees that the acquisition of the Membership Interest in COMSEC confers no property rights of any kind, including but not limited to leasehold rights, in the property located at 131 Richland Road, Carlisle, PA 17013.

     3.12 Intangibles/Inventions. Schedule 3.12 identifies (by a summary description) the Intangibles (as defined below), the ownership thereof and, if applicable, COMSEC's authority for use of the same, which Schedule is complete and correct and encompasses: (a) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copy rights and copyright registrations, owned in whole or in part or used by COMSEC, and all applications therefor (collectively, the "Marks"), (b) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business (collectively, the "Inventions") and (c) all licenses and other agreements to which COMSEC is a party or otherwise bound which relate to any of the Intangibles or the Inventions or COMSEC's use thereof in connection with the Business (collectively, the "Licenses, and together with the Marks and the Inventions, the "Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Prior to the date hereof, the Member transferred to COMSEC all of his respective rights, title and interests in and to the ideas, technology and inventions relating to the Business, including without limitation, the Marks, Inventions and Intangibles, with the exception of the Automated Testing System which belongs to Randall K. Nichols and is leased to COMSEC Solutions and no other party (except COMSEC) has any rights in respect thereof. Except as disclosed on Schedule 3.12 (1) COMSEC owns or is authorized to use in connection with the Business all of the Intangibles; (2) no proceedings have been instituted, are pending, or to the best knowledge of the Member, are threatened which challenge the rights of COMSEC with respect to the Intangibles or its use thereof in connection with the Business and/or the Assets or the validity thereof and, there is no valid basis for any such proceedings;
(3) neither COMSEC's ownership of the Intangibles nor its use thereof in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (4) none of the Intangibles, or COMSEC's use thereof in connection with the Business and/or the Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (5) COMSEC has not granted any license to third parties with regard to its Intangibles.

     3.13 Systems and Software. COMSEC owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission certain computer hardware, software and information systems necessary for the operation of the business of COMSEC as presently conducted (collectively, "Systems"). These Systems are identified in Schedule 3.13. All systems or equipment located at 131

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Richland Road, Carlisle, PA 17013, and which are not included in Schedule 3.13, are the personal property of Randall K. Nichols and Elizabeth Montine Nichols and are neither used by nor necessary to the business operations of COMSEC as presently conducted, and are not included in this sale. Each System owned or used by COMSEC immediately prior to the Closing Date, and which is included in
Schedule 3.13, will be owned or available for use by THLC on identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by COMSEC pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) COMSEC has not retained any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; and (f) COMSEC's use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

     3.14 Banks; Powers of Attorney. Schedule 3.14 is a complete and correct list showing: (a) the names of each bank in which COMSEC has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto; and (b) the names of all persons, if any, holding powers of attorney from COMSEC.

     3.15 Employee Arrangements. Schedule 3.15 is a complete and correct list and summary description of all: (a) employment, management, termination and consulting agreements to which COMSEC is a party or otherwise bound; and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation and personal loan policies and arrangements; and also lists the names and compensation of all employees of COMSEC. Randall K. Nichols will become an employee of THLC pursuant to the Employment Agreement attached hereto as Exhibit E. No other employees of COMSEC will continue to be employees of COMSEC after the execution of this Agreement, unless separate agreements are established between THLC and those employees at a later date.

     3.16 ERISA. COMSEC neither maintains nor is obligated to contribute to an "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or COMSEC's "welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

     3.17 Certain Business Matters. Neither COMSEC nor the Member is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to COMSEC or the Member, and COMSEC is not a party to or bound by any agreements in which any officer or Member of COMSEC (or any affiliate of any such person) has, or had when made, a direct or indirect material interest except as set forth in Schedule 3.17.

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         3.18 Certain Contracts. Schedule 3.18 is a complete and correct list of all material contracts, commitments, obligations and understandings to which COMSEC is a party. Except as expressly stated on such Schedule: (1) each of the agreements listed on Schedule 3.18 is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to COMSEC; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Certain loans detailed in Schedule 3.18 may be or are secured by property (the "Security Properties") owned by Randall
K. Nichols and/or Elizabeth Montine Nichols, and THLC hereby agrees: (i) that the acquisition of the Membership Interest in COMSEC confers no ownership rights or other rights of any kind on THLC in or with regard to the Security
Properties, and (ii) that THLC shall make all payments against such loans in a timely manner and take all steps necessary to preserve the ownership interests of Randall K. Nichols and/or Elizabeth Montine Nichols in the Security Properties.

         3.19 Approvals/Consents. COMSEC currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by the Member to exist as of the date of this Agreement. No permit, consent, approval, order, license, permit or authorization from any filing, registration or qualification with any governmental authority or any other person or entity on the part of THLC is required in connection with the execution or delivery by THLC of this Agreement or the consummation of the transactions contemplated hereby.

         3.20 Securities Act Representation. The Member is acquiring the Stock Consideration solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. He is an accredited investor, has knowledge about THLC, had access to information about THLC and had all questions answered. The Member is aware that the Stock Consideration will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Stock Consideration nor any respective interests therein, may be sold, pledged, or otherwise transferred unless the Stock Consideration is registered under the Securities Act or qualifies for an exemption under the Securities Act.

         3.21 Information as to COMSEC. None of the representations or warranties made by COMSEC or the Member in this Agreement is, or contained in any of the COMSEC Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Representations and Warranties as to THLC. THLC represents and warrants to COMSEC and the Member, as follows:

         4.1 Authority. The execution and delivery of THLC of this Agreement and of each agreement to be executed and delivered by it pursuant hereto (collectively, the "Purchase Documents"), the performance by THLC of its obligations hereunder and thereunder, and the consummation of the

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transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of THLC, and THLC has all necessary corporate action on the part of THLC, and THLC has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by THLC each other Purchase Document will be, the valid and binding obligation of THLC in accordance with the respective terms thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     4.2 Information as to THLC. None of the representations or warranties made by THLC in this Agreement, or contained in any of the Purchase Documents, to be executed and delivered hereto, is or will be false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4.3 (a) Organization; Good Standing; Power; etc. THLC is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware. THLC has the corporate power, authority and capacity to own, lease and operate its properties, and to carry on its business as and where the same is now being conducted. THLC is qualified as a foreign corporation, is in good standing and licensed in all such other jurisdictions, set forth in Schedule 4.3(a) hereto, where the business conducted or the assets owned by THLC requires such qualification, except in the jurisdictions identified in Schedule 4.3(a) hereto and in such other jurisdictions where the failure to so qualify does not have a material adverse effect on the business, properties, or financial condition (hereinafter, collectively, "business conditions") of THLC. THLC has no equity interest, direct or indirect, in any corporation, partnership, joint venture or other entity, other than its subsidiaries.

     (b) Capitalization. (i) The authorized capital stock of THLC consists of no more than 50,000,000 shares of voting common stock, with par value of $0.01 per share, of which no more than 25,000,000 shares are issued and outstanding prior to this Agreement. There are no other classes or series of capital stock of THLC authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of THLC are validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.3(b)(i) hereto, there are no outstanding rights of subscription, warrants, call options, contracts or other agreements of any kind issued or granted by THLC to acquire securities of THLC.

          (ii) Schedule 4.3(b)(ii) correctly sets forth the names of all Subsidiaries of THLC. Except as set forth in Schedule 4.3(b)(ii), all of the outstanding shares of capital stock of each subsidiary are owned of record and beneficially by THLC.

     (c) Authorization, Effective Agreement. THLC has the requisite corporate power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder. All corporate proceedings required to be taken by THLC to authorize the execution and delivery of this Agreement and the performance of THLC's obligations hereunder have been duly taken, and this Agreement constitutes the legal, valid and binding obligation of THLC, enforceable against it in accordance with its terms. Except as set forth on
Schedule 4.3(c) hereto, the execution, delivery and performance of this Agreement by THLC does not, and will not, conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or by-laws of THLC or, to the knowledge of THLC, any law, rule, regulation, order, judgment, writ, indenture, mortgage, pledge, note, bond, license, permit or other agreement, commitment or lease to which THLC is a party or by which THLC or its assets are subject, except for requirements for consents of governmental authorities or persons, or such violations of any law, regulation, ordinance or decrees,

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which are referred to in Section 6(d) hereof or which would not have a material adverse effect on the business conditions of THLC.

          (d) Consents. No permit, consent, approval, order, license, permit or authorization from any filing, registration or qualification with any governmental authority or any other person or entity on the part of THLC is required in connection with the execution or delivery by THLC of this Agreement or the consummation of the transactions contemplated hereby, other than those specified in Schedule 4.3(d) hereto.

          (e) Financial Statements. The Financial Statements reflected in the filed 10K's and 10Q's (a) present fairly the financial position and results of operations of THLC, as of the dates and for the periods indicated; and (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

          (f) No Material Adverse Change. Reference filed 10K's and 10Q's included herein. Since October 31, 1999, there has been no material adverse change in the business conditions of THLC. To the best of THLC's knowledge, there is no fact or condition that exists which is reasonably likely to materially adversely affect THLC (other than general economic conditions or facts or conditions affecting the industry of THLC as a whole).

          (g) Deliveries. THLC has delivered or made available to the Member true, correct and complete copies of the by-laws, articles of incorporation and organization documents of THLC.

          (h) Undisclosed Liabilities. Except as set forth on Schedule 4.3(h) hereto or reflected or reserved against on the Financial Statements or incurred since October 30, 1999 in the ordinary course of business, as of the date hereof, there are no material liabilities or obligations of THLC of a type that would be required to be set forth on a balance sheet prepared in accordance with GAAP (or in the notes thereto).

          (i) Brokers. There is no broker or finder or other person or entity who would have any valid claim against THLC for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding, arrangement or action by THLC. THLC hereby agrees to save the Member harmless and agrees to indemnify and defend the Member from any Loss or Litigation Expense incurred by the Member on account of a claim by a broker, finder, or any other Person arising out of this Agreement or the transactions contemplated hereby as a result of any agreement, understanding, arrangement, or action by THLC.

     5. Indemnification.

          5.1 Indemnification by the Member. The Member indemnifies and agrees to defend and hold harmless THLC and its officers, directors, employees, agents and representatives from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which THLC may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of COMSEC or the Member, or the breach by COMSEC or the Member of any warranty or covenant made by COMSEC or him in any COMSEC Document or Member

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Document. The foregoing indemnification shall also apply to direct claims by
THLC against COMSEC or the Member.

         5.2 Indemnification by THLC. THLC indemnifies and agrees to defend and hold harmless the Member from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which the Member may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of THLC, or the breach by THLC of any warranty or covenant made by THLC in any document delivered to the Member pursuant to this Agreement. The foregoing indemnification shall also apply to direct claims by the Member against THLC.

         5.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 5.1, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party or parties and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification thereof by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

         5.4 Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

    6. Additional Covenants.

COMSEC--THLC Stock Purchase Agreement 9.
    01/11/2000

1. 6.1 Noncompete Covenant. For a period of one year or after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the Company, as defined below, either by soliciting any of Company's accounts or by operating within the Company's general trading area. In addition to the constraints provided under this Agreement which restrict post-employment in areas of competitors for COMSEC-Solution's business, these areas of post-employment are further defined as companies engaged in "designing encryption and authentication ASIC's (application-specific integrated circuits), which explicitly are designed for and destined to be used in (a) securing wireless e-commerce transactions, cellular telephone communications or palmtop computing, and/or (b) contain embedded in silicon an underlying hardware-based elliptic curve cryptography, and/or (c) also contain simultaneously to the above-described functionality, signal recovery and reconstruction functions."

Any non-competition provisions contained in any Agreement between THLC and the Member shall be null and void if the Company shall breach its obligations under any agreement between it and the Member.

         6.2 Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, innovations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

         6.3 Cooperation/Further Assurances. Each of the parties hereto hereby agrees (i) to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instructions and documents and (ii) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

         6.4 Accuracy of Representations. Each party hereto agrees that prior to the Closing Date he or it will not enter into any transaction and to take any action, and will use his or its best efforts to prevent occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instruction executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

         6.5 Notification of Certain Matters. COMSEC and the Member shall give prompt notice to THLC, and THLC shall give prompt notice to COMSEC and the Member, as the case may be, of: (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (b) any material failure of COMSEC and/or the

COMSEC--THLC Stock Purchase Agreement 10.
    01/11/2000

Member, on the one hand, and of THLC, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.6 Broker. Each of THLC, COMSEC, and the Member represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

          6.7 Employment Agreement. At the Closing Date, Mr. Randall K. Nichols shall finalize and enter into an employment arrangement with THLC, (the "Employment Agreement"), such Employment Agreement to be in the form of Exhibit E, attached hereto and incorporated herein by reference.

     7.   Conditions of Closing.

          7.1 Conditions to Obligations of THLC to Close. The obligations of THLC to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) Accuracy of Representations and Warranties. The representations and warranties of each of COMSEC and the Member contained in any Member Document or COMSEC Document delivered by any of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (b) Performance of Agreements. Each of COMSEC and the Member, as the case may be, shall have performed, observed and complied in all material respects with all of their respective obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Member Document or COMSEC Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by COMSEC or the Member at or prior to the Closing Date.

               (c) Due Diligence. THLC is satisfied with the results of its "due diligence" investigation of COMSEC's business, liabilities, assets and prospects.

               (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of THLC (based on the likelihood or success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable in proceed with the consummation of such transactions.

               (e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and government and administrative authorities (and all amendments or


COMSEC--THLC Stock Purchase Agreement 11.
    01/11/2000
modifications to existing agreements with third parties) required as a precondition to the performance by COMSEC and the Member of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in THLC's reasonable judgment are necessary to continue unimpaired, subsequent to the Closing Date, any rights in and to the Assets and/or the Business which could be impaired by the consummation of this transaction, shall have been duly obtained and shall be in full force and effect.

               (f) Date of Consummation. The transactions contemplated shall have been consummated on or prior to March 27, 2000, or such later date as the parties shall agree by a written instrument signed by all of them.

               (g) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements instruments, opinions, certificates and other documents delivered by COMSEC and the Member pursuant hereto, shall be satisfactory in all material respects to THLC and its counsel.

               (h) No Material Adverse Change. Except as otherwise by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of THLC, a material adverse change in the financial or business condition of COMSEC and its subsidiaries, taken as a whole.

               (i) Employment Agreement. Randall K. Nichols shall have executed the Employment Agreement described above in Paragraph 6.7.

               (j) Closing Certificate. The Member shall have furnished THLC with certificates, all dated the Closing Date, to the effect that all the representations and warranties of COMSEC and the Member are true and complete and all covenants to be performed by COMSEC or the Member at or as of the Closing have been performed and conditions to be satisfied at or as of the Closing have been waived or satisfied.

               (k) Board Authorization. The approval of this Agreement and all of the transactions contemplated hereby the Board of Directors of THLC.

     7.2 Conditions to Obligations of COMSEC and the Member to Close. The obligations of COMSEC and the Member to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions.

          (a) Accuracy of Representations and Warranties. The representations and warranties of THLC contained in any Purchase Documents delivered by THLC shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Agreements. THLC shall have performed, observed and complied, in all material respects,with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Purchase Document and required to be performed, observed or complied with, or satisfied or fulfilled, by any of them at or prior to the Closing Date.

          (c) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and government and administrative authorities (and all amendments and

COMSEC--THLC Stock Purchase Agreement 12.
    01/11/2000
modifications to existing agreements with third parties) required as a precondition to the performance by THLC of its obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

          (d) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by THLC pursuant hereto, shall be satisfactory in all material respects to the Member and his counsel.

          (e) Closing Certificate. THLC shall have furnished COMSEC with certificates executed by its executive officer, dated the Closing Date, to the effect that all the representations and warranties of THLC are true and complete in all material respects and all covenants to be performed by THLC at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

          (f)  THLC shall have entered into the Employment Agreement.

     7.3 Effects of Termination. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms of this Article 7, this Agreement shall, forthwith become null and void and of no force and effect, except as to Section 10.1 hereof and the obligations of the parties with respect to the Confidential Information; provided, however, that nothing herein shall relieve any party from liability for any breach hereof prior to termination.

     8. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of THLC in Burlington, Massachusetts as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Section 7 but in no event later than March 27, 2000 (the "Closing Date"), or such date as shall have been fixed by a written instrument signed by the parties.

     8.1  Deliveries by THLC at the Closing.  At the Closing, or within thirty
(30) days thereafter for the THLC stock certificates, THLC shall deliver the following:

          (a) stock certificate(s), representing the Stock Consideration, registered in the name of the Member; and

          (b)  the Employment Agreement.

     8.2 Deliveries by COMSEC and/or the Member at the Closing. At the Closing, COMSEC or the Member, as applicable, shall deliver to THLC, the following:

          (a) A Membership certificates representing the COMSEC Membership interest, together with Membership powers duly executed by the Member; and

          (b)  The Employment Agreement.

     8.3 Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

COMSEC--THLC Stock Purchase Agreement 13.
    01/11/2000

     9.   Survival of Representations and Warranties.

          Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of three (3) years or the period defined by the statute of limitations for actions with regard to tax forms filed prior to Closing, whichever is later.

     10.  General Provision.

          10.1 Fees and Expenses. THLC, on the one hand, and the Member, on the other hand, shall bear their own expenses in connection with the transactions contemplated hereby.

          10.2 Publications. No party hereto shall issue any press release or otherwise divulge or disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby without the prior written approval of the other parties hereto, except (i) as may be required by applicable law or the applicable rules or regulations of any stock exchange, or
(ii) THLC's representatives, agents, financing sources, lenders and/or investors.

          10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to THLC:                  TeleHubLink Corporation
                             24 New England Executive park
                             Burlington, MA 01803
                             Attn: Mr. Bruce Young, President/CEO

with a copy to:              Blank Rome Tenzer Greenblatt LLP
                             405 Lexington Avenue
                             New York, NY 10174
                             Attn: James Martin Kaplan, Esq.







COMSEC--THLC Stock Purchase Agreement 14.
   01/11/2000

If to COMSEC or

the Member:                  Randall K. Nichols (President)
                             COMSEC Solution, LLC
                             Pennsylvania Limited Liability Company
                             131 Richland Road,
                             Carlisle, PA 17013

with a copy to:              Daniel J. Ryan, Esq.
                             Attorney at Law
                             380 Forelands Road
                             Annapolis, MD 21401

          10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          10.5 Waiver. At any time prior to the Closing Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound hereby.

          10.6 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          10.7 Entire Agreement. This Agreement (together with the Schedules annexed hereto and incorporated herewith) and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          10.8 No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          10.9 Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          10.10 Schedules. All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate.



COMSEC--THLC Stock Purchase Agreement 15.
    01/11/2000

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          10.11  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law Commonwealth of Massachusetts without regard to its choice of law principles. Each of THLC, COMSEC and the Member hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States located in the county of Middlesex, Commonwealth of Massachusetts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waivers any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in any inconvenience forum.

          10.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          10.13 Arbitration. The parties agree that any legal disputes that arise out of or are related in any way to this Agreement, its interpretation or issues regarding compliances or breach of any of its provisions, which disputes cannot be resolved informally, shall be resolved exclusively through final and binding arbitration before an arbitrator appointed by the American
Arbitration Association, with each party to bear its own costs and legal fees. All arbitration hearings shall be conducted in Worcester, Massachusetts according to the AAA rules in effect at the time of such hearing.

     IN WITNESS WHEREOF, each of THLC and COMSEC, by their respective officers thereunto duly authorized, and the Member has caused this Agreement to be executed as of the date first written above.


                                   TeleHubLink Corporation

                                   By  /s/  Bruce Young
                                     ---------------------------------
                                     Name:   Bruce Young
                                     Title:  President/CEO

                                   COMSEC Solutions, L.L.C.

                                   By  /s/  Randall K. Nichols
                                     ---------------------------------
                                     Name:   Randall K. Nichols
                                     Title:  President


                                       /s/  Randall K. Nichols
                                     ----------------------------------
                                        Randall K. Nichols

COMSEC--THLC Stock Purchase Agreement 16.
    01/11/2000

                                   SCHEDULES

Schedule 2.1        Transfer of Membership Interests in COMSEC Solutions, L.L.C.

Schedule 3.2        Capitalization of COMSEC Solutions, L.L.C.

Schedule 3.12       Intangibles

Schedule 3.13       Equipment currently in use by COMSEC Solutions

Schedule 3.14       COMSEC Bank Accounts and Powers of Attorney

Schedule 3.15       COMSEC Employee Arrangements

Schedule 3.17       COMSEC: Certain Business Matters

Schedule 3.18 COMSEC: Contracts, commitments, obligations and understandings



Schedule 4.3(a) TeleHubLink Corporation: Organization, Good Standing, Power, etc.

Schedule 4.3(b)(i)  THLC Capitalization

Schedule 4.3(b)(ii) THLC Subsidiaries and Affiliates

Schedule 4.3(c)     THLC: Authorization, Effective Agreement

Schedule 4.3(d)     THLC: Consents

Schedule 4.3(h)     THLC: Undisclosed Liabilities

                                 SCHEDULE 2.1

         TRANSFER OF MEMBERSHIP INTERESTS IN COMSEC SOLUTIONS, L.L.C.

Member                 Address                                Percent to be
                                                               Transferred

Randall K. Nichols     131 Richland Road, Carlisle, PA 17013       100%







COMSEC--THLC Stock Purchase Agreement 18.
    01/11/2000

                                 SCHEDULE 3.2

                  CAPITALIZATION OF COMSEC SOLUTIONS, L.L.C.


Member                 Address                              Percent Ownership

Randall K. Nichols     131 Richland Road, Carlisle, PA 17013       100%






COMSEC--THLC Stock Purchase Agreement 19.
    01/11/2000
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Page 20 of 39


                                 SCHEDULE 3.12

                                  INTANGIBLES

Intangible                                      Ownership/authority for use

Automated Testing System                        Software License from
                                                Randall K. Nichols

Trade Name "COMSEC Solutions, LLC"              Ownership

Domain Name "COMSEC-Solutions.com"              InterNic License











COMSEC--THLC Stock Purchase Agreement 20.
   01/11/2000
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Page 21 of 39


                                 SCHEDULE 3.13

                EQUIPMENT CURRENTLY IN USE BY COMSEC SOLUTIONS

The following equipment is owned or used by COMSEC Solutions in its business operations. All systems or equipment located at 131 Richland Road, Carlisle, PA 17013, and which are not included in this Schedule, are the personal property of Randall K. Nichols and Elizabeth Montine Nichols and are neither used by nor necessary to the business operations of COMSEC as presently conducted, and are not included in this sale.

Equipment                Location                                Lease/Own

                         131 Richland Road, Carlisle, PA 17013   All Owned

1)   1997 - Xerox Printer Model #XC1255 - SN# 067017
2)   1997 - COMPAQ Presario #1200 - SN# V739BQH2E029
3)   1997 - HP Printer Laserjet 6P - SN# USBD058947
4)   1997 - Brothers MFC-1850 - SN# G75203110
5)   1998 - K2r Pentium Computer - SN# PCD25405060922-496
6)   1999 - Pionex Pentium II Computer - SN# 7001841513
7)   1999 - HP Color Printer - Deskjet 970CX1 - SN# SG97L1W08V
8)   1999 - TDE Shredder - SN #91S
9)   1999 - Imation Super Disk 120 Mb - SN# AA9708014991
10)  1999 - Packard Bell Pentium II - SN# Y130215069
11)  1999 - Iomega Zip 250 - SN# P7CW328A6V
12)  1999 - o/h projector - SN# 960747
13)  2000 - Addonics Zip - SN# 0350000698
14)  2000 - HP Deskjet 612C - SN# TH9A317BPK
15)  2000 - TDE Shredder - SN# 91S
16)  2000 - HP ScanJet 5200Cse - SN# SG99S132N7
17)  2000 - Iomega Zip 250 - SN# P7CW1119C9
18)  2000 - Acer Prism 610c - SN# 9167524APA94604769SS2000
19)  2000 - HP Color Printers Deskjet 812c - SN# - CN9CFIN201
20)  2000 - COMPAQ Presario - Pentium III 1200XL - SN# IV9CDCH2D5WB
21)  2000 - Office furniture - chairs, storage cabinets, tables, desks, cabling, lights, electric.
22)  2000 - Proprietary software - ATS (licensed) cryptographic certification software
23)  2000 - Datafellows Security Software - VPN+, SSH, AV, Namesurfer, Desktop
            crypto, file crypto, Gateway, Workstation Enterprise, MS mail
            Platforms: Win 3.1/95/98, Novell/Linux/Solaris/Mac/DOS/UNIX
            Management Tools
21)  2000   InvisiMail encryption PKI software - Lite, Delux, Pro, Enterprise
22)  2000   Misc software in intrusion detection tools - TwoFish, Yarrow,
            McAffee Fortress, Revelation, Windowwasher, CPIX, RC2/RC4, PGP 6.02
23)  2000   Biometric software - Voicecrypt, Videomail, Netphone
24)  2000   Steganographic software - Stealth, internet security suite
25)  2000   ACA programs in various programming languages to characterize 75 different classical cipher systems.
26)  2000   AES (Advanced Encryption Standard) Licensed and numbered by NIST/NSA
            US0448


COMSEC--THLC Stock Purchase Agreement 21.
    01/11/2000

COMSEC--THLC Stock Purchase Agreement 22.
    01/11/2000

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                                 SCHEDULE 3.14

                  COMSEC BANK ACCOUNTS AND POWERS OF ATTORNEY

Names of each bank in which COMSEC has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto


1) Bank of Des Arc, Des Arc, AR Checking (secured), account no. -1929892, address - Buena Vista St., Des Arc, AR 72040-1090. 1-870-256-4152; Authorized signatures: Randall K. Nichols, President, Elizabeth M. Nichols, VP.

2) Keystone Financial Checking (secured), account no. -3740129824, address - Walnut Bottom Road, Carlisle, PA 17013, Customer Service No. 1-717-240-4524, Authorized signatures: Randall K. Nichols, President, Elizabeth M. Nichols, VP.


Names of all persons, if any, holding powers of attorney from COMSEC.

None.









COMSEC--THLC Stock Purchase Agreement 23.
    01/11/2000

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                                 SCHEDULE 3.15

                         COMSEC EMPLOYEE ARRANGEMENTS

Employment, management, termination and consulting agreements to which COMSEC is a party or otherwise bound

None

Compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation and personal loan policies and arrangements.

1) COMSEC Solutions, LLC Medical/Dental/Disability Insurance Business
Insurance Group Trust, Medical Life Insurance Company, Cleveland Ohio, Group No B008422 -- Family coverage; Class I; LTDisability MCP #55660, plan C017-419-C; PCI Insurance, Inc., Group 5 Select Program ADD B008422.

2) Blue Cross Blue Shield Family coverage:  Comprehensive Major Medical,
PCI Insurance, Concordia Flex, optichoice, QAC108342063/Group # 002150000 -- BS866 and BC366. Paid direct prescription program -- CAP0337 --
###-##-####/family.

3) Baltimore Life Insurance: "Key Man" Life Insurance on Randall K. Nichols, President, Elizabeth Montine Nichols, VP; Also Gp 0002 BLI ###-##-#### Prescription program NCPDP # 0066631.


Names and compensation of all employees of COMSEC

    1) Randall K. Nichols, President, 131 Richland Road, Carlisle, PA 17013

    2) Elizabeth M. Nichols, CFO, 131 Richland Road, Carlisle, PA 17013

    3) Charles M. Thatcher, VP, P. O. Bpx 925, Friendswood, TX 77546 (Contract Consultant)

COMSEC--THLC Stock Purchase Agreement 24.
     01/11/2000

                                 SCHEDULE 3.17

                       COMSEC: CERTAIN BUSINESS MATTERS

Randall K. Nichols is the owner of certain software known as the "Automated Testing System" or "ATS" which is used to test the strength and features of cryptographic systems. The ATS is leased to COMSEC Solutions for an annual retainer and per/engagement fee.

Certain loans detailed in Schedule 3.18 may be or are secured by property (the "Security Properties") owned by Randall K. Nichols and/or Elizabeth Montine Nichols.

COMSEC Solutions loans secured by real property.

1) Bank of Des Arc, Des Arc, AR Line of Credit (secured), account no.--86006, payment address -- Buena Vista St, Des Arc, AR 72040-1090. Customer Service No. 1-870-256-4152; Balance 3/23/00 = $11,109.81; Payments 3/9/00 -$501.08; Min due
$200.00, Terms 30 days. 1 year Balloon, not automatically renewable Next
4/08/00.

Collateral: Real Estate secured by mortgage in the County of Prairie and State of Arkansas, to wit:

Lots 6 and 7 of the Northwest Quarter of Section 2 and Lots 5, 6, 7 and 8 of the Northwest Quarter of Section 3, all in Township 4 North, Range 4 West, containing 239.80 acres, more or less, located in Prairie County, Arkansas.

2) Keystone Financial Line of Credit (secured), account no. --30015, commercial loan payment address -- P. O. Box 708, Altoona, PA 16603-0708. Customer Service No. 1-717-240-4524; Balance 3/5/00 = $20,720.30; Payments 3/17/00 = $200; Min
due $400.00, Terms 30 days. Next 4/10/00

Collateral: Real Estate at 131 Richland Road, Carlisle, PA 17013 secured by mortgage and approximately 6 acres.

COMSEC--THLC Stock Purchase Agreement 25.
    01/11/2000

                                 SCHEDULE 3.18

                    CONTRACTS, COMMITMENTS, OBLIGATIONS AND
                   UNDERSTANDINGS TO WHICH COMSEC IS A PARTY

1) Lease on Automated Testing System from Randall K. Nichols dated August 15, 1999. The fee for the use of the software is US$1,000, to be paid annually, plus US$500.00 per use on each engagement for which the software is used on behalf of Licensee's clients and customers. The first annual payment was paid on August 15, 1999, and individual payments for engagements are to be made within thirty
(30) days of the end of any engagement on which the software is used.

2) EPIX, account no. --00071970, automatic charge to AMEX, Customer Service No. 1-800-EPIX-now; Balance 3/23/00 = $0; Payments due 4/07/00 - $20.99/mo. Contract 2 years beginning January, 1998. [Website]

3) ADT Security, account no. --680-10648, automatic charge to AMEX. Customer Service No. 1-877-301-2425; Balance 3/23/00=$0; Payments due 4/10/00 -$31.50/mo.
Contract 3 years.

4) AT&T Wireless -- 2 cell phones--, account no. 2002529746, Contract 2 years, monthly -- $158.52

5) Accounts-Payable -- as of 3-23-00 -- $35,050.93 Includes payments for software that is included in accounts receivable below and payment to Randall K. Nichols of $7,125.00 and Chuck Thatcher of $6,750.00 for consulting services performed for and invoiced to THLC.

6) PA Taxes -- (a) Corporate Taxes Estimated $485/quarter. Payment was due 3/15/00. Not yet paid. Annual = $1,940; (b) PA Sales Taxes reportable and paid monthly at 6% of taxable sales of security software. $1,417.98 currently due 4/20/00.

7) Federal Taxes -- Estimated $2,530/quarter. First payment due 4/15/00. annual = $10,120

8) Bank of Des Arc, Des Arc. AR Line of Credit (secured), account no.--86006, payment address -- Buena Vista St, Des Arc, AR 72040-1090. Customer Service No. 1-870-256-4152; Balance 3/23/00 = $11,109.81; Payments 4/08/00 -$200; Min due
$200.00, Terms 30 days. 1 year Balloon, RENEWED 3/08/00.

9) Keystone Financial Line of Credit (secured), account no. -- 30015, commercial loan repayment address -- P. O. Box 708, Altoona, PA 16603-0708. Customer Service No. 1-717-240-4524; Balance 3/23/00 = $20,720.30; Payments 4/10/00 -
$400; Min due $400.00, Terms 30 days. RENEWED 3/10/00.

10) Platinum Level Contract with F-Secure Inc to be a Valued Added Reseller
(VAR) at 34% margin through 1 April 2000. Cost to renew of $3,500 plus training expenditure has been paid. Contract requires first tier support for customers.

11) Contract with InvisiMail to VAR for IM product line at 40% margin. Good through December 2000. Contract requires first tier support for customers. No cost to renew.

12) COMSEC Solutions, LLC Med/Den/LTD/RX Contract Insurance providers per
Schedule 3.15; Baltimore/PCI/BS/BC -- approximately $522.87/mo combined.

13) Accounts Receivables as of 3/23/00; $38,955.98, which includes two sales (1) Telcordia and (2) AIG and the invoice to THLC.

COMSEC--THLC Stock Purchase Agreement 26.
    01/11/2000

14) Credit Cards in the name of COMSEC Solutions: (1) AMEX $1,450.74, (2) AMEX Optima $3,189.11 (3) Diner's Club $0.00, (4) Exxon $1,123.30, (5) Lowe's
$3,098.94, (6) Sam's Business Account $415.55, (7) Staples $2,700.52, (8) Texaco
$191.59, (9) Diner's Club LOC $0.00.  Total $12,047.78.





COMSEC--THLC Stock Purchase Agreement 27.
    01/11/2000

                                SCHEDULE 4.3(a)

      TELEHUBLINK CORPORATION:  ORGANIZATION, GOOD STANDING, POWER, ETC.














COMSEC--THLC Stock Purchase Agreement 28.
    01/11/2000

                              SCHEDULE 4.3(b)(i)

                              THLC CAPITALIZATION









COMSEC--THLC Stock Purchase Agreement 29.
    01/11/2000

                              SCHEDULE 4.3(b)(ii)

                       THLC SUBSIDIARIES AND AFFILIATES














COMSEC--THLC Stock Purchase Agreement 30.
    01/11/2000

                                SCHEDULE 4.3(c)

                   THLC:  AUTHORIZATION, EFFECTIVE AGREEMENT












COMSEC--THLC Stock Purchase Agreement 31.
    01/11/2000

                               SCHEDULE 4.3 (d)

                                THLC: CONSENTS




COMSEC--THLC Stock Purchase Agreement 32.
01/11/2000

                               SCHEDULE 4.3 (h)

                        THLC: UNDISCLOSED LIABILITIES



COMSEC--THLC Stock Purchase Agreement 33.
01/11/2000

                                   EXHIBITS

Exhibit A       COMSEC Certificate of Organization

Exhibit B       COMSEC Management Agreement

Exhibit C       Minutes of COMSEC Management Meetings

Exhibit D       COMSEC Financial Statements

Exhibit E       Employment Agreement


COMSEC--THLC Stock Purchase Agreement 34
01/11/2000

                                   EXHIBIT A

                      COMSEC CERTIFICATE OF ORGANIZATION



COMSEC--THLC Stock Purchase Agreement 35.
01/11/2000

                                   EXHIBIT B

                          COMSEC MANAGEMENT AGREEMENT



COMSEC--THLC Stock Purchase Agreement 36.
01/11/2000

                                   EXHIBIT C

                     MINUTES OF COMSEC MANAGEMENT MEETINGS



COMSEC--THLC Stock Purchase Agreement 37.
01/11/2000

                                   EXHIBIT D

                          COMSEC FINANCIAL STATEMENTS



COMSEC--THLC Stock Purchase Agreement 38.
01/11/2000

                                   EXHIBIT E

                             EMPLOYMENT AGREEMENT



COMSEC--THLC Stock Purchase Agreement 39.
01/11/2000

                            MEMBERSHIP CERTIFICATE
                               CANCELLED 3/24/00

                           COMSEC SOLUTIONS, L.L.C.


                 A Manager-Managed Limited Liability Company
                            Under the laws of the
                         Commonwealth of Pennsylvania

                              Randall K. Nichols
                              ------------------
                                    Member



          Certificate Number                  Percent of  Ownership
                                        represented by this Certificate
                 1                                    100%

                            MEMBERSHIP CERTIFICATE


                           COMSEC SOLUTIONS, L.L.C.


                 A Manager-Managed Limited Liability Company
                            Under the laws of the
                         Commonwealth of Pennsylvania

                              TeleHubLink Corporation
                              -----------------------
                                       Member

        Certificate Number                  Percent of Ownership
                                      represented by this Certificate
               2                                    100%

                           COMSEC--SOLUTIONS, L.L.C.

                                MEMBERSHIP LIST

            Certificate                                  Percent
Date            Number          Member                  Ownership
----        ------------        ------                  -------

8/15/99         1            Randall K. Nichols            100
3/24/00         1            Cancelled
3/24/00         2            TeleHubLink Corporation       100

                           MINUTES OF MEETING OF THE
                                INITIAL MEETING
                                      OF
                             COMSEC SOLUTIONS, LLC

A meeting of the managers of the above named limited liability company was held on August 15, 1999 at 9:00 AM., at 131 Richland Road, Carlisle, State of Pennsylvania, for the following purpose(s):

Organizing the company.
Adopting a Management Operating Agreement.
Election of officers.

Randall K. Nichols acted as chairperson, and Randall K. Nichols acted as secretary of the meeting.

The chairperson called the meeting to order.

The following manager was present at the meeting:

Randall K. Nichols

After discussion, on motion duly made and carried by the affirmative vote of all of the managers, the following resolution(s) was/were adopted:

Resolved: That the attached Management Operating Agreement be and is hereby adopted for the company.

Resolved: That Randall K. Nichols be named President and Chief Executive Officer of the company and act for the company in that capacity beginning immediately.

There being no further business to come before the meeting, it was adjourned on motion duly made and carried.

  Date:  August 15, 1999

  Signature:  SIGNATURE APPEARS HERE
              _______________________

  Printed Name:  Randall K. Nichols

  Title:  President and CEO

                          CERTIFICATION OF AUTHORITY OF
                           COMSEC SOLUTIONS, AN LLC

This LLC is managed by its managers. The names and addresses of each of its current managers as of August 15, 1999 are listed below. Each of these persons has managerial authority of the LLC and is empowered to transact business on its behalf.

    Name of
    Managers                               Addresses
Randall K. Nichols              131 Richland Road, Carlisle PA 17013

-------------------------          --------------------------

-------------------------          --------------------------

-------------------------          --------------------------

Further, each of the following managers is specifically authorized to transact the following business on behalf of the LLC:

Randall K. Nichols

____________________________________________________________________

____________________________________________________________________

Date:  August 15, 1999
Name of LLC:  COMSEC Solutions, LLC
by:


Signature:     SIGNATURE APPEARS HERE
                -----------------------

Printed Name:   Randall K. Nichols

Title:      President and Chief Executive Officer

                          MINUTES OF MEETING OF THE
                               MANAGERS MEETING
                                      OF
                             COMSEC SOLUTIONS, LLC

A meeting of the managers of the above named limited liability company was held on February 28, 2000 at 9:00 AM., at 131 Richland Road, Carlisle, State of Pennsylvania, for the following purpose(s):

Discussing the sale of the Company.

Randall K. Nichols acted as chairperson, and Randall K. Nichols acted as secretary of the meeting.

The chairperson called the meeting to order.

The following manager was present at the meeting.

Randall K. Nichols

After discussion, on motion duly made and carried by the affirmative vote of all managers, the following resolution(s) was/were adopted:

Resolved: That the 100 percent Membership interest in the Company be exchanged by Randall K. Nichols for 100,000 shares of Common Stock of TeleHubLink Corporation of Boston, Massachusetts, in a tax-free reorganization.

There being no further business to come before the meeting, it was adjourned on motion duly made and carried.

Date:   February 28, 2000

Signature: SIGNATURE APPEARS HERE
          ------------------------

Printed Name:  Randall K. Nichols

Title:  President and CEO

                             EMPLOYMENT AGREEMENT

Employment agreement, between TeleHubLink Corporation (hereinafter "THLC" or "Company") and Randall K. Nichols (hereinafter "Employee").

For good consideration, the Company employees the Employee on the following terms and conditions:

1. TERM OF EMPLOYMENT: Subject to the provisions for termination and modification set forth below, the employment established by this agreement is effective, March 24, 2000, for a term of one year, and shall automatically renew on March 24, 2001, and annually thereafter.

2. SALARY. The Company shall pay the Employee a salary of $100,000.00 per year, for the services of the employee, payable at regular payroll periods. This salary rate will be reviewed by the Company after the initial 12 months of employment and annually thereafter.

3. OTHER COMPENSATION: The company shall provide a bonus plan which enables the Employee, based upon meeting certain milestones developed and agreed to by Employee and Company's Chief Technology Officer (hereinafter "CTO"), Mr. Panos Lekkas, to achieve an annual bonus equal to 100% of Employees base salary. The bonus plan will be established in such a fashion as to enable the Employee to earn the bonus in $10,000 increments upon the achievement of the agreed upon milestones.

4. STOCK OPTIONS: The Company shall grant the Employee options to purchase up to a total of 25,000 shares of THLC stock at an exercise price of $4.00 per share. These stock options vest 1/2 upon the first anniversary of employment with the Company, and 1/2 upon the second anniversary of employment. The Employee must be in the employment of the Company on the date of the vesting for these shares to vest.

5. DUTIES AND POSITION: The Company hires the employee in the capacity of Vice President, Cryptography, THLC, reporting to the CTO. In this capacity the Employee's duties will consist mainly of developing certain functions and related critical components of a very elaborate, highly proprietary architecture, which the Company intends to make the "de facto" standard in the communications security industry. Additionally, such other duties are envisioned as advising and counseling the CTO. The Employee will be expected to participate in the general management of the Company, helping top management meet its stated objectives, including various milestones established within THLC. The Employee's duties may be reasonably modified at the Company's direction from time to time.

6. EMPLOYEE TO DEVOTE FULL TIME TO COMPANY: the Employee will devote his attention and energies full time to the business of the Company, and during this employment will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, except for the specific cases explicitly provided herein or otherwise agreed upon in writing hereafter.

      . The Employee is not prohibited from making personal investments in any other business provided those investments do not require active participation in the operation of said companies.

      . Any ideas, inventions or intellectual capital relevant to the business of the Company during the term of this agreement are the sole property of the Company unless specifically rejected in writing by the company and released to the employee.

      . During his employment with the Company, the Employee will not engage in authoring books unless specifically authorized in writing by the CTO.

      . For the spring semester of the year 2000, and in view of previously taken legal commitments, the employee is authorized by the Company to continue teaching his information security-related classes for George Washington University. All costs associated with teaching these classes including commuting costs, are at the exclusive expense of the employee. Company-related tasks will always stable over teaching or class research work when conflicting work priorities must be set.

      . In view of the importance for the Employee's intellectual growth and the strong positive public relations that this teaching activity could generate for the Company, the Company hereby authorizes the Employee to continue teaching for George Washington University during the Fall 2000 semester and thereafter, under the same conditions, for a maximum of one class per semester, with a workload that will not exceed one evening per week.

7. CONFIDENTIALITY OF PROPRIETARY INFORMATION: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation or entity. Should the Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or it is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for any breach or threatened breach of this condition, including the recovery of damages from the Employee.

8. REIMBURSEMENT OF EXPENSES: The Employee may incur reasonable pre-approved expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

9. VACATION: The Employee shall be entitled to a yearly vacation of two weeks at full pay in the first year, three weeks in the second year and four weeks annually thereafter. This formula is intended to ensure significant attention during the initial stages of design, documentation and product launch.

10. TERMINATION OF AGREEMENT: Without cause, the Company may terminate this agreement at anytime upon thirty days written notice to the Employee. If the Company terminates the Employee without cause, the Company will pay a severance amount equal to three months of the Employee's base pay less taxes and Social Security required to be withheld. If the Company requests, the Employee will continue to perform his duties and to be paid his regular salary up to the dates of termination. In addition, the Company will pay the Employee on the date of termination all accrued compensation including any relevant bonuses accrued, less taxes and Social Security required to be withheld.

Without cause, the Employee may terminate his employment upon 60 days written notice to the Company. Employee may be required to perform his duties and shall be paid the regular salary to date of termination.

Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon thirty days notice to the Employee should any of the following events occur:

  a. the sale of substantially all of the Company's assets to a single purchaser or group of associated purchaser; or

  b. the sale, exchange or other disposition, in one transaction, of the majority of the Company's outstanding corporate shares; or

  c. the Company's decision to terminate its business and liquidate its assets;
     or

  d. the merger or consolidation of the Company with another company; or

  e.  bankruptcy or chapter 11 reorganization.

In the case of a. through e. above, if the Company terminates the Employee without cause, he would be entitled to the termination benefits described in the termination section above.

11. DEATH BENEFIT: Should the Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due.

12. RESTRICTION ON POST-EMPLOYMENT: For a period of one year or after the end of employment, the Employee shall not control, consult to be or be employed by any business similar to that conducted by the Company, as defined below, either by soliciting any of Company's accounts or by operating within the Company's general trading area. In addition to the constraints provided under the Stock Purchase Agreement between COMSEC Solutions, LLC and THLC which restrict post-employment in areas of competitors for COMSEC Solution's business, these areas of post-employment are further defined as companies engaged in "designing encryption and authentication ASIC's (application-specific integrated circuits), which explicitly are designed for and destined to be used in (a) securing wireless e-commerce transactions, cellular telephone communications or palmtop computing, and/or (b) contain embedded in silicon an underlying hardware-based elliptic curve cryptography, and/or (c) also contain simultaneously to be above-described functionality, signal recovery and reconstruction functions."

13. ASSISTANCE IN LITIGATION: Employee shall upon notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which Company is, or may become, a party either during or after employment.

14. EFFECT OF PRIOR AGREEMENTS: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

15. SETTLEMENT BY ARBITRATION: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgement upon the award rendered maybe entered in any court with jurisdiction.

16. LIMITED EFFECT OF WAIVER BY COMPANY: Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

17. SEVERABILITY: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employment shall be deemed reinstated as if this agreement had not been executed.

18. ASSUMPTION OF AGREEMENT BY COMPANY'S SUCCESSORS AND ASSIGNS: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assigns.

19. ORAL MODIFICATIONS NOT BINDING: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by both parties.

Signed this 24th day of March, 2000.



  /s/ Bruce Young                           /s/ Randall K. Nichols
------------------------------            --------------------------------
For TeleHubLink Corporation               Randall K. Nichols


Bruce Young
------------------------------
Printed name


President/CEO
------------------------------
Title

DEPARTMENT OF THE TREASURY            DATE OR THIS NOTICE:  08-30-1999
INTERNAL REVENUE SERVICE              NUMBER OF THIS NOTICE: CP 575 B
PHILADELPHIA PA 19255                 EMPLOYER IDENTIFICATION NUMBER: 25-1842756
                                      FORM: SS-4
                                      2877709128 B

                                                      FOR ASSISTANCE CALL US AT:
                                                      1-800-829-1040

COMSEC SOLUTIONS LLC
% RANDALL K NICHOLS
131 RICHLAND RD
CARLISLE PA 17013                                     OR WRITE TO THE ADDRESS
                                                      SHOWN AT THE TOP LEFT.

                                                      IF YOU WRITE, ATTACH THE
                                                      STUB OF THIS NOTICE.

            WE ASSIGNED YOU AN EMPLOYER IDENTIFICATION NUMBER (EIN)

        Thank you for your Form SS-4, Application for Employer Identification Number (EIN). We assigned you EIN 25-1842756. This EIN will identify your business account, tax returns, and documents, even if you have no employees. Please keep this notice in your permanent records.

        Use your complete name and EIN as shown above on all federal tax forms, payments, and related correspondence. If you use any variation in your name or EIN, it may cause a delay in processing, incorrect information in your account, or cause you to be assigned more than one EIN.

        Based on the information shown on your Form SS-4, you must file the following forms(s) by the date we show.

              Form 1065                                04/15/2000

        Please file your Form by the due date shown above. If the due date above has passed and you have not yet filed, please file your Form by 09/14/1999. If we don't receive your form by that date, we will charge additional penalties and interest. We charge penalties and interest from the due date of the return until it is filed.

        Your assigned tax classification is based on information obtained from your Form SS-4. It is not a legal determination of your tax classification and is not binding on the Service. If you want a determination on your tax classification, you may seek a private letter ruling from the Service under the procedures set forth in Rev. Proc. 98-01, 1998-1 I.R.S. 7 (or the superceding revenue procedure for the year at issue).

        If you need help in determining what your tax year is, you can get Publication 53B, Accounting Periods and Methods, at your local IRS office.

        If you have any questions about the forms shown or the date they are due, you may call us at 1-800-829-1040 or write to us at the address above.

BUREAU OF CORPORATION TAXES                             COMMONWEALTH OF PENNSYLVANIA                             [LOGO appears here]
DEPT. 28-1905                                              DEPARTMENT OF REVENUE
HARRISBURG, PA 17128-0705

                                  OCT 04 1999

COMSEC SOLUTIONS LLC                              File Number         4158-314
131 RICHLAND RD                                   Fiscal Year End     DEC
CARLISLE PA 17013                                 Federal ID #        25-1842756
                                                  Incorporation-
                                                  Authority Date      09-01-1999
                                                  Std. Industry Code  6448
                                                  Taxes Subject       DF
                                                    CAPITAL STOCK
                                                    LOANS
                                                    CORPORATE NET INCOME

DEAR TAXPAYER,

Welcome to Pennsylvania's business community. The Department of Revenue has been advised that you are authorized to conduct business within the Commonwealth of Pennsylvania.

An account (file number) has been assigned for tax reporting purposes and is listed above. Please reference this number on all correspondence. The types of taxes that you are subject to report annually are also listed. Carefully review this information and make sure that your name, address and other tax information is complete and accurate. If no Federal Identification number is indicated above, please provide this number as soon as it is available to you from the Federal Government. If there are changes or additions, make the appropriate adjustments on a copy of this letter and return it promptly to:
                           PA Department of Revenue
                           Processing Division-Registry Unit
                           Dept. 280705
                           Harrisburg, PA 17128-0705

Pay particular attention to the month your business or fiscal year ends. This month determines when the department will automatically mail to you current tax forms and instructions. For most taxes, the annual report must be filed within 105 days after the close of your tax year.

For Capital Stock, Foreign Franchise, Corporate Net Income, and Mutual Thrift Taxes, your first quarterly estimated payments are due within 75 days following the incorporation/authority date. Likewise, form REV-1640 (attached for your convenience) requesting Subchapter S status for Pennsylvania must be filed within 75 days in addition to such election for the Federal Government.

Tax reports must be timely filed annually even if your first year is less than 12 months long and regardless of the extent of business activity. Until you formally dissolve your corporate charter, file an out of existence affidavit or cancel a (PUC) license of authorization, you legally are obligated to pay timely and file all appropriate tax returns. Failure to maintain a current filing status can result in penalties and liens.

The Department of Revenue appreciates your cooperation and wishes your business much success in Pennsylvania. If you have any questions please call the Telephone Unit at (717) 787-1064.

                                        Sincerely,

                                        Bureau of Corporation Taxes
                                        PA Department of Revenue